EXHIBIT 99.3

          INDEPENDENT AUDITOR'S ANNUAL SERVICER COMPLIANCE CERTIFICATE
              TO THE DIRECTORS OF MACQUARIE SECURITISATION LIMITED

Scope

We have reviewed Macquarie Securitisation Limited's (the "Servicer's") activities for the purpose of determining its compliance with the servicing standards contained in the PUMA Trust Deed, dated as of July 13, 1990, the Consolidated Restated Management Deed, dated as of June 8, 1993, and (i) with respect to the G-1 Trust, the Sub-Fund Notice, dated as of September 7, 2001 and the Note Terms and Conditions, dated as of September 27, 2001; (ii) with respect to the G-2 Trust, the Sub-Fund Notice, dated as of June 5, 2002 and the Note Terms and Conditions, dated as of June 12, 2002 and (iii) with respect to the G-3 Trust, the Sub-Fund Notice, dated as of January 16, 2003 and the Note Terms and Conditions, dated as of January 20, 2003 (as each has been amended, restated, modified or otherwise revised, collectively the "Documents"), attached hereto as Appendix 1, in relation to the PUMA Global Trust No. 1, the PUMA Global Trust No. 2 and PUMA Global Trust No. 3 for the year ended March 31, 2003, in accordance with the statement by the Division of Corporation Finance of the Securities and Exchange Commission dated February 21, 2003, and our engagement letter dated June 23, 2003.

We have reviewed the servicing standards and procedures which are required to be undertaken by the Manager in implementing such servicing standards contained in the Documents to enable us to report on whether those servicing standards are similar to those contained in the Uniform Single Attestation Program for Mortgage Bankers ("USAP"), attached hereto as Appendix 2, which establishes a minimum servicing standard for the asset backed securities market in the United States of America. No equivalent of the USAP exists in Australia.

The management of the Servicer is responsible for maintaining an effective internal control structure including internal control policies and procedures relating to the servicing of mortgage loans. We have conducted an independent review of the servicing standards included in Appendix 1, in order to express a statement on the Servicer's compliance with them.

Our review of the servicing standards has been conducted in accordance with Australian Auditing Standards applicable to performance audits and accordingly included such tests and procedures as we considered necessary in the circumstances. In conducting our review we have also had regard to the guidance contained in the USAP. These procedures have been undertaken to enable us to report on whether anything has come to our attention to indicate that there has been significant deficiencies in the Servicer's compliance with the servicing standards contained in the Documents for the year ended March 31, 2003.

Our review did not include an assessment of the adequacy of the servicing standards themselves.

This statement has been prepared for the use of Macquarie Securitisation Limited as at March 31, 2003 in accordance with the requirements of the statement by the Division of Corporation Finance of the Securities and

Exchange Commission dated February 21, 2003, and the engagement letter dated June 23, 2003. We disclaim any assumption of responsibility for any reliance on this review statement, to any person other Macquarie Securitisation Limited.

We hereby consent to the publishing of this compliance certificate with the Servicer's filing of the Form 10-K.

Statement

Based on our review;

o nothing has come to our attention to indicate that there has been significant deficiencies in the Servicer's compliance with the servicing standards and procedures contained in the Documents attached hereto as Appendix 1, in respect of the PUMA Global Trust No. 1, the PUMA Global Trust No. 2 and the PUMA Global Trust No. 3 (the "Trusts") for the year ended March 31, 2003;

o the servicing standards contained in the Documents are similar to the minimum servicing standards and procedures contained in the Uniform Single Attestation Program for Mortgage Bankers ("USAP"), except for the following:





/s/ PricewaterhouseCoopers
-------------------------------
PricewaterhouseCoopers


/s/ David Armstrong
--------------------------------
David Armstrong, Partner

Place:  Sydney, Australia
Date:   June 24, 2003

                                                                   Appendix 1

               MACQUARIE SECURITISATION LIMITED (THE "MANAGER")
                              SERVICING STANDARDS

The following servicing standards are contained in the PUMA Trust Deed, dated as of July 13, 1990, the Consolidated Restated Management Deed, dated as of June 8, 1993, and (i) with respect to the G-1 Trust, the Sub-Fund Notice, dated as of September 7, 2001 and the Note Terms and Conditions, dated as of September 27, 2001; (ii) with respect to the G-2 Trust, the Sub-Fund Notice, dated as of June 5, 2002 and the Note Terms and Conditions, dated as of June 12, 2002 and (iii) with respect to the G-3 Trust, the Sub-Fund Notice, dated as of January 16, 2003 and the Note Terms and Conditions, dated as of January 20, 2003 (as each has been amended, restated, modified or otherwise revised)and otherwise reflect the procedures which are required to be undertaken by the Manager in implementing such servicing standards.

I.       CUSTODIAL BANK ACCOUNTS

1. The Manager shall prepare and maintain books of account and appropriate reconciliation statements of the bank accounts at least once a month.

2. Bank accounts will be held with an appropriately rated Authorised Deposit-taking Institution in the name of the Trustee.

II.      MORTGAGE PAYMENTS

1. The Manager shall ensure all payments made in respect of Approved Mortgages are paid to the Trustee within one Banking Day of receipt.

2. Loan repayments made by a mortgagor shall be posted by the Manager to the mortgagors housing loan account within two business days of receipt.

3. The Manager shall conduct the day-to-day operation, direct continuing management and administration of each housing loan.

4. The Manager shall select, make arrangements for, manage, monitor and supervise Authorised Investments.

5. The Manager shall facilitate the payment to the Trustee of all income and principal and other payments arising from or in respect of Authorised Investments.

6. The Manager shall deal with Mortgagors, Mortgage Insurers, other insurers and other persons in respect to Authorised Investments.

7. The Manager shall be responsible for the establishment and maintenance of records and the production of reports in relation to Authorised Investments.

III.     DISBURSEMENTS

1. The Manager shall determine payments and allocations to be made by the Trustee on Payment Dates and Maturity Dates.

2. The Manager shall direct the Trustee to apply collections in accordance with the requirements of the Sub-Fund Notice.

3. If the Trustee fails to make any payment to a Noteholder, the Manager shall ensure such payment occurs to the extent of available funds.

IV.      INVESTOR ACCOUNTING AND REPORTING

1. The Manager shall deliver a Quarterly Servicing Report in relation to a Quarterly Payment Date, to the Note Trustee.

2. The Manager shall send to the Class A Noteholders, such summaries of any information, documents and reports required to be filed by the Manager (or Issuer Trustee) in accordance with the Securities and Exchange Act of 1934 or the rules and regulations of the Securities and Exchange Commission.

3. The Manager shall provide to the Note Trustee within 120 days after the end of each fiscal year, a certificate as to the officer's knowledge of the activities of the Manager in respect of the PUMA Trust and outlining whether a Default has occurred.

4. The Manager shall provide to the Note Trustee, within 10 Business Days of the date of its issue, a copy of the Auditor's report on the annual financial statements of the Trust.

5. The Manager shall provide to the Note Trustee, a Counsel's opinion within 120 days of the end of each fiscal year, stating that such action has been taken with respect to the recording, filing, re-recording and re-filing of the Security Trust Deed.

6. The Manager shall prepare and submit to the Issuer Trustee, all documents required to be filed with or submitted to the Securities and Exchange Commission (or any stock exchange on which the Class A Notes are listed).

V.       MORTGAGOR LOAN ACCOUNTING

1. The Manager shall maintain appropriate records of each mortgagors housing loan account activity and balance.

2. The Manager shall set the interest rate for, calculate interest on and apply interest to each housing loan account in accordance with the terms of the housing loans.

VI.      DELINQUENCIES AND DEFAULTS

1. The Manager shall identify and record the details and status of delinquent and defaulting loans and shall provide calendar monthly statements to relevant parties regarding the collection efforts undertaken on defaulting loans, entitlement reports and insurance policies.

VII.     INSURANCE POLICIES AND SECURITY ENHANCEMENTS

1. The Manager shall have in effect a Professional Indemnity insurance policy and a Directors and Officers insurance policy

2.       The Manager shall ensure that all Security Enhancements are current.

3. The Manager shall ensure that all fees, costs and expenses including mortgage insurance premiums are promptly paid.

4. The Manager shall find a suitable replacement for a Security Enhancement if it is terminated.

5. The Manager shall provide all reports required by the party providing a Security Enhancement.

6.       The Manager shall comply with requirements of the Mortgage Insurers.

7. The Manager shall assist the Trustee in complying with the requirements of the Mortgage Insurers.

VIII.    GENERAL UNDERTAKINGS

1. The Manager shall provide the Trustee with a Manager's certificate certifying that to the best of the Manager's knowledge and belief, the loan secured by the Approved Mortgage satisfies the criteria for a Loan.

2. The Manager shall ensure that all necessary acts, matters and things are performed to ensure the preservation of the Trustee's rights.

3.       The Manager shall enter into Hedging Arrangements (when necessary).

4. The Manager shall provide a report to the Trustee every 6 months certifying the currency of each Originator's professional indemnity insurance and fidelity cover.

5. The Manager shall establish and monitor Support Facilities in respect of each Sub-Fund and Warehouse Fund and make any claims and applications thereunder.

                                                                  Appendix 2















                    THE UNIFORM SINGLE ATTESTATION PROGRAM

                               Table of Contents

                                                                          Page

ACKNOWLEDGEMENTS ............................................................ii
PREFACE.................................................................... iii
INTRODUCTION..................................................................1
MINIMUM SERVICING STANDARDS...................................................4
 I.    Custodial Bank Accounts................................................4
 II.   Mortgage Payments......................................................4
 III.  Disbursements..........................................................4
 IV.   Investor Accounting and Reporting......................................5
 V.    Mortgagor Loan Accounting..............................................5
 VI.   Delinquencies..........................................................5
 VII.  Insurance Policies.....................................................6

EXHIBIT I       EXAMPLE MANAGEMENT ASSERTION

EXHIBIT II      EXAMPLE MANAGEMENT REPRESENTATION LETTER

EXHIBIT III     EXAMPLE CPA REPORT

APPENDIX A      GLOSSARY

                               ACKNOWLEDGEMENTS

         Several years ago, members of the Mortgage Bankers Association of America's (MBA's) Audit & Internal Controls Subcommittee undertook a project to revise MBA's Uniform Single Audit Program for Mortgage Bankers (USAP). A "USAP Working Group" was formed under the leadership of then - Subcommittee Chairman Geoffrey A. Oliver, KPMG Peat Marwick LLP, to work with the staff of the AICPA to produce a cost-effective document that meets the needs of potential users of the USAP Report. The project was delayed due, is part, to the issuance of the AICPA's Statements on Standards for Attestation Engagements subsequent to the publication of the last USAP in 1983. The USAP now complies with these standards and had been renamed the Uniform Single Attestation Program for Mortgage Bankers.

         In the years since the first USAP Working Group was formed, numerous individuals from industry and the accounting profession have contributed their time and expertise to reviewing and commenting on various drafts of the USAP. Those individuals have included mortgage company presidents, members of MBA's Audit & Internal Controls Subcommittee, leaders of MBA's Loan Administrative Committee, members of the Affiliation of Mortgage Banking Auditors, auditors with the "Big Six" and other accounting firms, representatives of the secondary market agencies, and the staff of the AICPA. The MBA and the industry owes those individuals a debt of gratitude.

         As Chairman of the USAP Working Group since 1992, I would like to express my personal appreciation to J. Mark Hanson, Fleet Mortgage Corp.; William Glasgow, Jr., CMB, BancBoston Mortgage Corp.; John J. duHadway, Deloitte & Touche LLP; Nicholas R. Bottini, Cortland L. Brovitz & Co. P.C.; Robert G. Arnall, Arthur Anderson LLP; Robert W. Swegle, Ernst & Young LLP; Laura A. Pepthens, Coopers & Lybrand LLP; Arlene K. Spencer and Steven F. Eckstein, Source One Mortgage Services Corp.; Peter M. Hill, North American Mortgage Company, Lawrence G. Roder, Fleet Mortgage Group, Inc.; Edward D. Hughes, GMAC Mortgage Corporation; James P. Gross, J.I. Kislak Mortgage Corp.; Robert B. Kenyon, First Union Mortgage Corp.; Eugene T. Ichner, Chase Manhattan Bank, and Paul Fender, Kenneth Leventhal & Co. for their thoughtful comments and suggestions. In addition, I would like to express special thanks to Geoffrey A. Oliver; Alison B. Utermehlen, Mortgage Bankers Association of America; and James F. Green, AICPA, for the countless hours they spent working on all phases of this latest USAP revision.



                                   Dean F. Fox, Chairman, Audit & Internal
                                   Controls Subcommittee (1992 - 1994) and
                                   USAP Working Group (1992-1995),
                                   Financial Management Committee,
                                   Mortgage Bankers Association of America

                                    PREFACE

         The Uniform Single Audit Program for Mortgage Bankers was introduced in 1965 by the Mortgage Bankers Association of America (MBA) and subsequently revised in 1975 and 1983. The program has been revised again to reflect changes in the mortgage banking industry and in servicing technology, and has been renamed the Uniform Single Attestation Program for Mortgage Bankers
(USAP) because it now involves an examination engagement performed in accordance with Statements on Standards for Attestation Engagements (SSAE), specifically, SSAE No. 3, Compliance Attestation (AICPA, Professional Standards, vo1. 1, AT sec. 500). The USAP was rewritten in cooperation with the American Institute of Certified Public Accountants (AICPA).

         The purpose of the revised approach is to provide investors in residential mortgage loans with assurance relating to management's written assertion about a servicing entity's1 compliance with the minimum servicing standards set forth in the USAP by the MBA. These standards, which were identified by members of MBA's Audit and Internal Controls Subcommittee with the assistance of representatives from the secondary market agencies, independent CPAs, and industry leaders, establish the compliance criteria against which a servicing entity's management and the independent certified public accountant (CPA) will report. Each standard represents a specific minimum requirement with which a servicing entity is expected to be in material compliance. The type and extent of procedures to be performed by the CPA to examine and report on management's written assertion about a servicing entity's compliance with these standards is the responsibility of the CPA.

         Potential users of the USAP Report include all parties with an interest in management's assertion about a servicing entity's compliance with the minimum servicing standards and, specifically, those to whom the mortgage servicer is obligated, through contractual agreement, to furnish a copy of the Report. Reporting under the USAP, therefore, is mandated by the terms of a servicing entity's agreements including its investor servicing agreements and, possibly, agreements with creditors, regulators and potential acquirers of mortgage servicing rights. However, because these parties may have different interests and concerns about a servicing entity's operations, the USAP was written to address compliance criteria related to residential mortgage loan servicing.

         Because the minimum servicing standards in the USAP include many, but not all, of the servicing requirements generally required by investors, it does not purport to address all aspects of an entity's servicing operations. Management and CPA reports under the USAP, therefore, provide no assurance regarding a servicing entity's compliance with any standards, controls, and requirements that are not identified to the minimum servicing standards. Certain investor and governmental requirements may either be more restrictive or involve more areas of compliance than the minimum servicing standards. However, the USAP standards are intended to represent commonly required

-----------------------
1/     Terms defined in the glossary (Appendix A) are in boldface type the first time they appear in the Program.

minimum servicing standards that: (1) satisfy the primary need of the user to obtain a minimum level of assurance concerning compliance by a servicing entity with those standards, and (2) can serve as criteria for a management assertion that can be examined and reported on by a CPA on a cost-effective basis.

         The USAP Report differs from a report issued under Statement on Auditing Standards (SAS) No. 70, Reports on the Processing of Transactions by Service Organizations (AICPA, Professional Standards, vol. 1, AU sec. 324), and is not a substitute for such a report. SAS No. 70 reports are intended to provide CPAs of investor organizations with information about a servicing entity's control structure policies and procedures that might affect an investor organization's financial statements. They provide assurance that a servicing entity's description of its control structure policies and procedures is fairly presented, that the policies and procedures have been placed in operation as of a specified date, and that the policies and procedures are suitably designed to achieve specified control objectives. Such information enables an investor organization CPA to obtain a sufficient understanding of the internal control structure of the investor organization to plan the audit. Some SAS No. 70 reports include a description of tests of the operating effectiveness of a servicing entity's control structure policies and procedures. When such policies and procedures are operating effectively, the investor organization CPA may be able to reduce his or her assessment of control risk for certain financial statement assertions. In contract, USAP Reports are intended to provide investors in loans with assurance about compliance with specific minimum residential loan servicing standards.

                                 INTRODUCTION

1.       Concept of a Uniform Single Attestation Program

         The concept of a uniform single attestation program involves the acceptance by different users of a single CPA report on management's written assertion about a servicing entity's compliance with the minimum servicing standards in the USAP. A single program precludes the need for several compliance reporting programs to be developed by a number of different users.

2.       Management's Representations

         SSAE No. 3 requires that the CPA obtain a written assertion and letter of representation from management. Management's written assertion about a servicing entity's compliance with the minimum servicing standards in the USAP is the basis for testing and, therefore, is integral to the performance of the engagement and the CPA's rendering of an opinion. See Exhibit I for an illustrative management assertion and Exhibit II for an illustrative management representation letter.

3.       Qualifications of Independent Certified Public Accountant

         To be acceptable, the USAP must be performed by a CPA who complies with the applicable provisions of the public accountancy law and rules of the jurisdiction in which the CPA is licensed. The CPA must meet applicable continuing professional education requirements and quality control standards, must participate in a practice monitoring program comparable to those prescribed by the AICPA, and must be independent of the servicing entity as defined and interpreted under the Code of Professional Ethics of the AICPA.

4.       Standards for Acceptability

         The USAP must be performed by a CPA in accordance with SSAE No. 3. In accepting the USAP Report, each user recognizes that it relates to a servicing entity's compliance with the minimum servicing standards in the USAP and not to compliance with specific servicing agreements. See Exhibit III for an illustrative CPA report.

5.       Report to Users

         A servicing entity shall send to each user a copy of the USAP Report resulting from the performance of the USAP. The Report shall be submitted to users within ninety (90) days of the end of the servicing entity's reporting period.

         SSAE No. 3 addresses circumstances in which noncompliance by a servicing entity would require modification of the CPA's report
(see Paragraphs 61 et. seq.).

6.       Reporting Exceptions

         The CPA's report pursuant to an examination under SSAE No. 3 includes an opinion on management's assertion regarding a servicing entity's compliance with the minimum servicing standards in the USAP. Consequently, unlike an agreed-upon procedures engagement under SSAE No. 3, specific findings (or "exceptions") are not reported under the USAP unless the CPA concludes that management's assertion is not fairly stated in all material respects.

7.       Sampling

        In accordance with SSAE No. 3, the CPA determines the procedures to be performed and evaluates the sufficiency of the evidence obtained using professional judgment. When exercising such judgment, the CPA may consider the guidance of SSAE No. 1 (AICPA, Professional Standards, vol. 1 AT sec. 100) and SAS No. 39, Audit Sampling (AICPA, Professional Standards, vol. 1, AU sec.
350).

8.       Timing

         Although it is intended that the USAP Report will relate to a period covering twelve months, there may be circumstances in which a twelve-month period is not covered. The USAP Report could, for example, relate to compliance during an interim period between a servicing entity's fiscal year-end and a new USAP reporting-period end in the year such a change is made. The period covered by the USAP shall be stated in both management's assertion and the CPA's report.

9.       Role of Internal Auditor's Work

         The CPA's examination of management's assertion under the USAP may consider evidence produced by the internal audit function to the extent permitted by SAS No. 65, The Auditor's Consideration of the Internal Audit Function in an Audit of Financial Statements (AICPA, Professional Standards, vol. 1 AU sec. 322).

10.      Planning Considerations

         SSAE No. 1 (AICPA, Professional Standards, vol. 1, AT sec. 100.28-32) provides guidance on planning attestation engagements. The CPA may wish to consider the following matters when planning the engagement:

o Certain populations of transactions may be subject to more than one minimum servicing standard. Accordingly, it may be more efficient to apply related procedures to the attributes of a common sample of transactions. for example, selecting a sample of mortgage payments subject to the deposit, posting, allocation, and investor remittance process might be more efficient than selecting separate samples for each attribute.

o Efficiency might be gained by performing some portion of the work at an interim date. For example, tests might be applied to applicable populations of transactions as of an interim test date with additional testing through the end of the period covered by management's assertion.

11.      Effective Date

         The effective date for application of the USAP is for management assertions made about entities' compliance with the minimum servicing standards for fiscal periods ending on or after December 15, 1995, with earlier application encouraged.

                          MINIMUM SERVICING STANDARDS

I.       CUSTODIAL BANK ACCOUNTS

1. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliation's shall:

o        Be mathematically accurate;

o        Be prepared within forty-five (45) calendar days after the cutoff date;

o Be reviewed and approved by someone other than the person who prepared the reconciliation; and

o Document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2. Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or a mortgagor's account.

3. Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

4. Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II.      MORTGAGE PAYMENTS

1. Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

2. Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records within two business days of receipt.

3. Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

4. Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.

III.     DISBURSEMENTS

1. Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

2. Disbursements made on behalf of a mortgagor or investor shall be posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.

3. Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

4. Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

5. Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

6. Unissued checks shall be safeguarded so as to prevent unauthorized access.

IV.      INVESTOR ACCOUNTING AND REPORTING

1. The servicing entity's investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V.       MORTGAGOR LOAN ACCOUNTING

1. The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

2. Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider.

3. Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.

4. Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the applicable state laws. (A compilation of state laws relating to the payment of interest on escrow accounts may be obtained through the MBA's FAX ON DEMAND service. For more information, contact MBA.)

VI.      DELINQUENCIES

1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).

VII.     INSURANCE POLICIES

1. A fidelity-bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.

                                                                 Exhibit I

                        Example Management Assertion/2

                     [Letterhead of XYZ Mortgage Company]
                     ------------------------------------

As of and for the [period] ended [date], XYZ Mortgage Company has complied3 in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, XYZ Mortgage Company had in effect a fidelity bond and errors and omissions policy in the amount of [specify amount].


                                             Name and Title/4

                                             Date












--------------------------
2/   As specified in paragraph 11a of SSAE No. 3, if the CPA's report is intended for general use (including "all investors in loans being serviced by a servicing entity"), management's assertion should be both in a representation letter to the CPA (Exhibit II) and in a separate report (i.e., management's assertion, Exhibit I) that will accompany the CPA's report. Management's assertion can set forth the specific minimum servicing standards or make reference to the document containing the minimum servicing standards (that is, the MBA's USAP).

3/   Management should appropriately modify its assertion for matters of material non-compliance and include a description of such non-compliance.

4/   The assertion should be signed by members of management who are responsible for and knowledgeable, directly or through others in the organization, about the matters covered by the assertion. Normally, the chief executive officer, the chief financial officer, and/or the chief servicing officer should sign the assertion.

                                                                    Exhibit II

                   Example Management Representation Letter

                     [Letterhead of XYZ Mortgage Company]

[Addressed to CPA]

In connection with your examination of our assertion that XYZ Mortgage Company complied with the minimum servicing standards in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the [period] ended [date], we recognize that obtaining representations from us concerning the information contained in this letter is a significant procedure in enabling you to express an opinion on management's assertion about compliance with the minimum servicing standards. Accordingly, we make the following representations, which are true to the best of our knowledge and belief in all material respects:

1. We are responsible for complying with the minimum servicing standards in the USAP.

2. We are responsible for establishing and maintaining an effect internal control structure over compliance with the minimum servicing standards.

3. We have performed an evaluation of XYZ Mortgage Company's compliance with the minimum servicing standards.

4. As of and for the [period] ended [date], XYZ Mortgage Company has complied with the minimum servicing standards. [This assertion should be modified as necessary to identify any noncompliance.]5/

5. We have disclosed to you all known noncompliance with the minimum servicing standards.

6. We have made available to you all documentation related to compliance with the minimum servicing standards.

7. We have made the following interpretation of the minimum servicing standard related to... [This assertion should state management's interpretation of any compliance requirements that have varying interpretations.]

8. We have disclosed any communications from regulator agencies, internal auditors, and other practitioners concerning possible noncompliance with the minimum servicing standards, including communications received between [specify the end of the period addressed in management's assertion and the date of the CPA's report].

------------------------
5/       Any instances of material noncompliance should be explained here or in a separate addendum to this letter.

9. We have disclosed to you any known noncompliance occurring subsequent to [specify period covered by management's assertion].


                                    Name and Title/2

                                    Date












-----------------------
2/   As specified in paragraph 9 of SAS No. 19, Client Representations (AICPA,
Professional Standards, vol. 1, AU sec. 333), the representation letter should be signed by members of management whom the CPA believes are responsible for and knowledgeable, directly or through others in the organization, about the matters covered by the representations. Normally, the chief executive officer, the chief financial officer, and/or the chief servicing officer should sign the representation letter.

                                                                    EXHIBIT III

                             Example CPA Report/1

                        Independent Accountant's Report

To XYZ Mortgage Company:

We have examined management's assertion about XYZ Mortgage Company's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the [period] ended [date] included in the accompanying management assertion. Management is responsible for XYZ Mortgage Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about XYZ Mortgage Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on XYZ Mortgage Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that XYZ Mortgage Company complied with the aforementioned minimum servicing standards as of and for the [period] ended [date] is fairly stated, in all material respects.








--------------------------
1/ Paragraphs 61 et seq. of SSAE No. 3 address circumstances in which the CPA should modify the standard report.

                                                                  Appendix A

                                   GLOSSARY

Cutoff Date

         The date as of which a bank account is reconciled every month. It may, or may not, coincide with a prescribed investor reporting date but shall be consistent from period to period.

Material Compliance

         Paragraphs 35 and 36 of SSAE No. 3 provide guidance on the factors the CPA should take into account when making judgments about an entity's compliance with the minimum servicing standards in the USAP.

Servicing Entity

         An entity that is engaged in servicing residential mortgage loans. Residential mortgage loan servicing involves performing certain loan administration functions, including collecting mortgage payments, disbursing principal and interest payments to investors, maintaining tax and insurance escrow accounts, and managing delinquent loans and foreclosed properties. The entity performs these functions for a fee on behalf of investors in loans, pursuant to its investor servicing agreements.

USAP Report

         The report that shall be furnished to investors upon completion of the USAP engagement and is comprised of management's assertion (see
         Exhibit I) and the CPA's report (see Exhibit III).